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                                                                    EXHIBIT 99.2

                  ARROW ELECTRONICS SETS EXPECTATIONS FOR 2001


FOR IMMEDIATE RELEASE

MELVILLE, NEW YORK, February 13, 2001 -- Francis M. Scricco, President and Chief Executive Officer of Arrow Electronics, Inc. (NYSE:ARW) today commented upon current business conditions and set earnings per share expectations for the year.

"We just finished another record quarter of sales and earnings, driven largely by our components businesses around the world," he said. "We continue to see cancellations and rescheduled orders among a narrow slice of our customer base, namely the large, visible telecom and networking companies and their contract manufacturing partners, but we also see continuing strength among the balance of our customers."

Mr. Scricco further stated that, though this weakness may slow revenue growth in the first quarter, the breadth of Arrow's customer base and the savings still to come from the recent Wyle integration should translate into earnings per share for the first quarter that are approximately equal to the record $1.09 recorded in the fourth quarter of 2000. This is, of course, before the dilutive effect of the proposed sale of zero coupon convertible debentures announced earlier today (expected to be 4% of earnings per share in the first quarter and 8% in the remaining quarters of the year) and the impact of the special one-time integration charge (approximately $10 million pretax) associated with the Wyle acquisition, which will be recorded in the first quarter.

"Given even a modest recovery in the second half of the year, we remain comfortable with Wall Street earnings per share expectations for the full year (before the dilutive effect on EPS of the convertible debt offering expected to be completed by the end of this week)," added Mr. Scricco.

Arrow Electronics is the world's largest distributor of electronic components and computer products, with 2000 sales of $13 billion. Headquartered in Melville, New York, Arrow serves as
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a supply channel partner for more than 600 suppliers and 175,000 original equipment manufacturers, contract manufacturers, and commercial customers through more than 225 sales facilities and 19 distribution centers in 38 countries.

                                      # # #

Contact:    Robert E. Klatell
            Executive Vice President
            516-391-1300

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release contains forward-looking statements that are subject to certain risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: industry conditions, changes in product supply, pricing, and customer demand, competition, other vagaries in the computer and electronic components markets, changes in relationships with key suppliers, and the other risks described from time to time in the company's reports to the Securities and Exchange Commission (including the company's Annual Report on Form 10-K). Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any forward-looking statements.
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                            ARROW ELECTRONICS, INC.
                           CONSOLIDATED BALANCE SHEET
                                 (In thousands)


                                           December 31,     December 31,
                                              2000             1999
                                           ----------       ----------
Assets

Current assets:
  Cash and short-term investments          $   55,546       $   44,885
  Accounts receivable, net                  2,635,595        1,638,654
  Inventories                               2,972,661        1,444,929
  Other                                       100,408           29,469
                                           ----------       ----------

Total current assets                        5,764,210        3,157,937

Property, plant and equipment, net            316,459          223,650
Investments in affiliated companies            35,885           52,233
Cost in excess of net assets of
  companies acquired, net of
  amortization                              1,237,099          960,770
Other assets                                  250,888           88,665
                                           ----------       ----------
                                           $7,604,541       $4,483,255
                                           ==========       ==========


Liabilities and Shareholders' Equity

Current liabilities:
  Accounts payable                         $1,567,631       $  805,468
  Accrued expenses                            473,984          263,216
  Short-term borrowings, including
    current maturities of long-term
    debt and capital lease
    obligations                             1,826,100          255,977
                                           ----------       ----------

Total current liabilities                   3,867,715        1,324,661

Long-term debt and capital lease
  obligations                               1,730,832        1,533,421
Other                                          92,246           74,644
Shareholders' equity                        1,913,748        1,550,529
                                           ----------       ----------
                                           $7,604,541       $4,483,255
                                           ==========       ==========

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                            ARROW ELECTRONICS, INC.
                              SEGMENT INFORMATION
                                 (In thousands)



                                Three Months Ended                          Year Ended
                                   December 31,                             December 31,
                         --------------------------------        -----------------------------------
                                     (unaudited)
                            2000                1999                2000                   1999(A)
                         ------------        ------------        ------------           ------------
Sales:
 Components              $  2,823,266        $  1,692,171        $  9,851,041           $  6,111,605
 Computer products            867,822             792,997           3,108,209              3,201,020
                         ------------        ------------        ------------           ------------
  Consolidated           $  3,691,088        $  2,485,168        $ 12,959,250           $  9,312,625
                         ============        ============        ============           ============


Operating income:
 Components              $    269,507        $    115,662        $    892,441           $    368,510
 Computer products              6,997              10,221              33,945                 56,195
 Corporate                    (29,750)            (17,441)           (142,279)               (86,044)
                         ------------        ------------        ------------           ------------
  Consolidated           $    246,754        $    108,442        $    784,107           $    338,661
                         ============        ============        ============           ============



(A) Excluding the integration charge of $24.6 million, operating income was $363.2 million for the year ended December 31, 1999.

The company has redefined its reportable segments to present two distinct worldwide businesses that have different economic cycles, structures, and competitors. Computer products include the North American Computer Products Operations together with the company's Microtronica businesses around the world. The prior periods have been restated for comparative purposes.